Exhibit 99.1
news release

April 12, 2016

Thompson Creek Reports First Quarter 2016 Production and Sales Results

Denver, Colorado - Thompson Creek Metals Company Inc. (TSX: TCM) (OTCQX: TCPTF) (“Thompson Creek” or the “Company”) announced today production and sales results for the three months ended March 31, 2016. Total concentrate production for Mount Milligan for the three months ended March 31, 2016 was 40.1 thousand dry tonnes, with 19.1 million pounds of payable copper and 53.3 thousand ounces of payable gold, which represents an increase of approximately 24% and 16%, respectively, from payable copper and gold production for the three months ended March 31, 2015.

During the three months ended March 31, 2016, the Company completed three shipments of copper and gold concentrate.

	Q1 2016	Q1 2015
Copper and Gold
Mount Milligan Mine
Average Daily Mill Throughput (tonnes)	58,099	39,569
Mill Availability (%)	96.6	87.3

Copper ore grade (%)	0.23	0.26
Copper recovery (%)	75.0	79.3
Copper payable production (million lbs)	19.1	15.4
Copper sold (million lbs)	15.0	14.8

Gold ore grade (g per tonne)	0.55	0.63
Gold recovery (%)	59.3	66.7
Gold payable production (000's ounces)	53.3	46.1
Gold sold (000's ounces)	44.4	36.8

During the first quarter of 2016, daily mill throughput at Mount Milligan averaged 58,099 tonnes, compared to 39,569 tonnes for the first quarter of 2015. Mill availability was 96.6%, compared to 87.3% for the same period in 2015.

“Operationally, Mount Milligan had a very good quarter compared to one year ago,” said Jacques Perron, President and Chief Executive Officer of Thompson Creek. “The modifications and enhancements that were made in 2015 to remedy operational challenges experienced during the first quarter of last year proved successful, and as a result, daily mill throughput increased 47%, and copper and gold payable production increased 24% and 16%, respectively, compared to the first quarter of 2015. Copper and gold recoveries for the first quarter of 2016 were in line with our expectations and lower compared to the first quarter of 2015, primarily as a result of changes in the operational conditions resulting from increased throughput. Gold recoveries were further impacted as a result of lower gold grades compared to the first quarter of last year. During 2015, our primary focus at Mount Milligan was to increase daily mill throughput, and thanks to the hard work of our team, we achieved this objective. For 2016, we will continue to optimize the mine and mill operations to increase recoveries, and we are confident that we will achieve this objective, as well.”

Mr. Perron added, “Activities in connection with the construction of the permanent secondary crushing circuit are going well and remain on schedule, and, as previously disclosed, we expect to complete construction and commissioning by the end of this year.”

About Thompson Creek Metals Company Inc.

Thompson Creek Metals Company Inc. is a North American mining company. The Company’s principal operating property is its 100%-owned Mount Milligan mine, an open-pit copper and gold mine and concentrator in British Columbia. The Company’s molybdenum assets consist of its 100%-owned Thompson Creek Mine, an open-pit molybdenum mine and concentrator in Idaho, its 75% joint venture interest in the Endako Mine, an open-pit molybdenum mine, concentrator and roaster in British Columbia, and its Langeloth Metallurgical Facility in Pennsylvania. The Company’s development projects are the Berg and IKE properties, both copper, molybdenum and silver exploration properties located in British Columbia. The Company’s principal executive office is located in Denver, Colorado. More information is available at www.thompsoncreekmetals.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release, other than purely historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and applicable Canadian securities legislation and are intended to be covered by the safe harbor provided by these regulations. These forward-looking statements can, in some cases, be identified by the use of such terms as "believe," "project," "expect," "anticipate," "estimate," "intend," "strategy," "future," "opportunity," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result," and similar expressions. Our forward-looking statements may include, without limitation, statements with respect to: future financial or operating performance of the Company or its subsidiaries and its projects; future earnings and operating results; expected mining and concentrate grades and recoveries; and expectations regarding the optimization of Mount Milligan Mine and construction of a permanent secondary crusher, including the effects of secondary crushing.

Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements. Important factors that could cause actual results and events to differ from those described in such forward-looking statements can be found in the section entitled "Risk Factors" in Thompson Creek's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed on EDGAR at www.sec.gov and on SEDAR at www.sedar.com. Although we have attempted to identify those material factors that could cause actual results or events to differ from those described in such forward-looking statements, there may be other factors, currently unknown to us or deemed immaterial at the present time that could cause results or events to differ from those anticipated, estimated or intended. Many of these factors are beyond our ability to control or predict. Given these uncertainties, the reader is cautioned not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, please contact:

Pamela Solly Director, Investor Relations and Corporate Responsibility Thompson Creek Metals Company Inc. Tel: (303) 762-3526 psolly@tcrk.com